For the six months ended (a) 3/31/98
File number (c)811-4060

                          SUB-ITEM 77C
       Submission of Matters to a Vote of Security Holders

     A Special Meeting of Shareholders was called for December 11, 1997. At such meeting the shareholders approved the following proposals.

1.    Election  of  Edward D. Beach, Stephen  C.  Eyre,
Delayne  D. Gold, Robert F. Gunia, Don G. Hoff,  Robert
E.  LaBlanc, Mendel A. Melzer, Robin B. Smith,  Stephen
Stoneburn and Nancy H. Teeters to serve as Trustees  of
the  Fund  until the earlier to occur of (i)  the  next
meeting  of Shareholders at which Trustees are  elected
and  until  his or her successor shall have  been  duly
elected and shall have qualified or (ii) the expiration
of their terms in accordance with the Fund's retirement
policy.   All  such elected Trustees are  all  Trustees
currently in office.

2.    Approval of the Management Agreement between Cash
Accumulation  Trust  and  Prudential  Investments  Fund
Management LLC relating to the Fund , as described in such Fund's proxy statement.

                    Affirmative              Negative
                    votes cast               votes cast
                    288,505,037              2,927,378

3.     Approval of the Subadvisory Agreement between Prudential
Investments Fund Management LLC and The Prudential Investment
Corporation relating to the Fund, as described in such Fund's proxy statement.

                    Affirmative              Negative
                    votes cast               votes cast
                    288,059,267              3,254,058

4.    Approval  that the selection of Price  Waterhouse
LLP  as  independent public accountants  for  the  Cash
Accumulation Trust for the fiscal year ending September
30, 1998.

                    Affirmative              Negative
                    votes cast               votes cast
                    335,512,128              1,158,935






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